As filed with the Securities and Exchange Commission on March 2, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

OCCAM NETWORKS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	74-0442752
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6868 Cortona Drive
Santa Barbara, CA	93117
(Address of principal executive offices)	(Zip code)

2006 EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED
2006 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED AND RESTATED

(Full title of the plan)

Robert L. Howard-Anderson

President and Chief Executive Officer

Occam Networks, Inc.

6868 Cortona Drive

Santa Barbara, CA 93117

(Name and address of agent for service)

(805) 692-2900

(Telephone number, including area code, of agent for service)

Copies to:

Robert F. Kornegay, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price (2)(3)	Amount of Registration Fee
Common Stock ($0.001 par value), to be issued under the 2006 Equity Incentive Plan, as amended and restated	620,073	(4)	$6.8100	(2)	$4,222,697.13	$301.08
Common Stock ($0.001) par value, to be issued under the 2006 Employee Stock Purchase Plan, as amended and restated	300,000	(5)	5.7885	(3)	1,736,550.00	123.82
Totals	920,073	(4)(5)	N/A		$5,959,247.13	$424.90

(1)   Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2006 Equity Incentive Plan, as amended and restated, and 2006 Employee Stock Purchase Plan, as amended and restated, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)   The exercise price of $6.810 per share is estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of computing the amount of the registration fee and is equal to the average of the high and low sales price of a share of the registrant’s common stock as reported by The NASDAQ Global Market on February 24, 2010.

(3)   Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of computing the amount of the registration fee and is equal to 85% of $6.810, the average of the high and low sales price of a share of the registrant’s common stock as reported by The NASDAQ Global Market on February 24, 2010. Pursuant to the 2006 Employee Stock Purchase Plan, as amended and restated, shares are sold at 85% of the lesser of the fair market value of such shares on the first trading day of the offering period and the last trading day of the purchase period.

(4)   Represents additional shares authorized as of January 1, 2010 under the evergreen provision of the 2006 Equity Incentive Plan, as amended and restated.

(5)   Represents additional shares authorized as of January 1, 2010 under the evergreen provision of the 2006 Employee Stock Purchase Plan, as amended and restated.

OCCAM NETWORKS, INC.

i

EXPLANATORY NOTE

Pursuant to General Instruction E to Form S-8 under the Securities Act, this Registration Statement is filed by Occam Networks, Inc. (the “Company”) for the purpose of registering additional shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) under the 2006 Equity Incentive Plan, as amended and restated (the “Incentive Plan”) and the 2006 Employee Stock Purchase Plan, as amended and restated (the “ESPP Plan”).

Incentive Plan

The number of shares of Common Stock available for issuance under the Incentive Plan is subject to an automatic annual increase on the first day of each of the Company’s fiscal years beginning in 2010 and ending in 2016 equal to the lesser of: (i) 750,000 shares of Common Stock, (ii) three percent (3%) of the outstanding shares of Common Stock on such date or (iii) an amount determined by the Board of Directors of the Company.  Accordingly, the number of shares of Common Stock available for issuance under the Incentive Plan was increased by 620,073 shares effective January 1, 2010, and such increase was ratified by the Board on February 23, 2010.

ESPP Plan

The number of shares of Common Stock available for issuance under the ESPP Plan is subject to an automatic annual increase on the first day of each of the Company’s fiscal years beginning in 2007 and ending in 2016 equal to the lesser of: (i) 300,000 shares of Common Stock, (ii) one point five percent (1.5%) of the outstanding shares of Common Stock on such date or (iii) an amount determined by the Board of Directors of the Company.  Accordingly, the number of shares of Common Stock available for issuance under the ESPP Plan was increased by 300,000 shares effective January 1, 2010, and such increase was ratified by the Board on February 23, 2010.

Incentive Plan and ESPP Plan

The shares of Common Stock registered pursuant to this Registration Statement are of the same class of securities as the 5,793,175 shares of Common Stock registered for issuance under the Incentive Plan and the 1,095,701 shares of Common Stock registered for issuance under the ESPP Plan pursuant to (i) the currently effective Registration Statement on Form S-8 (Registration No. 333-138420) filed on November 3, 2006 (the “Original Registration Statement”), (ii) the Registration Statement on Form S-8 (Registration No. 333-151365) filed on June 2, 2008 (the “Second Registration Statement”) and (iii) the Registration Statement on Form S-8 (Registration No. 333-159124) filed on May 11, 2009 (the “Third Registration Statement”).  The contents of the Original Registration Statement, the Second Registration Statement and the Third Registration Statement are incorporated herein by this reference.  Any items in the Original Registration Statement, the Second Registration Statement and the Third Registration Statement not expressly changed hereby shall be as set forth in the Original Registration Statement, the Second Registration Statement and the Third Registration Statement, as applicable.

OCCAM NETWORKS, INC.
REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed by the Company with the Commission:

(1)           The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the Commission on February 24, 2010.

(2)           The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on October 6, 2006 and any further amendment or report filed hereafter for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal.  A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty.  Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, except that no indemnification will be provided to a director, officer, employee or agent if the indemnification sought is in connection with a proceeding initiated by such person without the authorization of the board of directors.  The bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the Certificate of Incorporation, bylaws, agreements, vote of stockholders or disinterested directors or otherwise.  The bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity.

In accordance with Section 102(b)(7) of the DGCL, our amended Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (i) breaches of their duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 174 of the DGCL (unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) transactions from which a director derives an improper personal benefit.  The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence.

We have directors’ and officers’ liability insurance which provides, subject to certain policy limits, deductible amounts and exclusions, coverage for all persons who have been, are or may in the future be, directors or officers of the Company, against amounts which such persons may pay resulting from claims against them by reason of their being such directors or officers during the policy period for certain breaches of duty, omissions or other acts done or wrongfully attempted or alleged.  Such policies provide coverage to certain situations where we cannot directly provide indemnification under the DGCL.

In addition, we have entered into indemnification agreements with certain of our directors and officers.  The agreements provide them with, among other things, specific contractual rights to the maximum indemnification permitted by the DGCL.

Item 8.  Exhibits

Exhibit Number	Description
*5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.1	2006 Equity Incentive Plan, amended as of April 1, 2009 (incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form S-8 filed on May 11, 2009 (File No. 333.159124))
10.2

2006 Employee Stock Purchase Plan and forms of agreement thereunder, amended as of March 24, 2008 (incorporated by reference to Exhibit 10.5 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 filed with the SEC on August 11, 2008).

*23.1	Consent of SingerLewak LLP, Independent Registered Public Accounting Firm.
*23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1 to this Registration Statement).
*24.1	Power of Attorney (contained in signature page).

*      Filed herewith.

Item 9.  Undertakings.

A.            The Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to applicable law, the Company’s Certificate of Incorporation, as it may be amended from time to time, the Company’s Bylaws or the Company’s indemnification agreements, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Occam Networks, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on the 1st, day of March, 2010.

OCCAM NETWORKS, INC.

By:	/s/Jeanne Seeley
Jeanne Seeley
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Howard-Anderson and Jeanne Seeley, jointly and severally, as his attorneys-in-fact, with full power of substitution in each, for him in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert L. Howard-Anderson	Chief Executive Officer and Director	March 1, 2010
Robert L. Howard-Anderson	(Principal Executive Officer)

/s/ Jeanne Seeley	Senior Vice President and Chief Financial Officer	March 1, 2010
Jeanne Seeley	(Principal Financial and Accounting Officer

/s/ Robert B. Abbott	Director	March 1, 2010
Robert B. Abbott

/s/ Steven M. Krausz	Director	March 1, 2010
Steven M. Krausz

/s/ Albert J. Moyer	Director	March 1, 2010
Albert J. Moyer

/s/ Robert E. Bylin	Director	March 1, 2010
Robert E. Bylin

/s/ Thomas E. Pardum	Director	March 1, 2010
Thomas E. Pardum

/s/ Brian H. Strom	Director	March 1, 2010
Brian H. Strom

INDEX TO EXHIBITS

Exhibit Number	Description
*5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.1	2006 Equity Incentive Plan, amended as of April 1, 2009 (incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form S-8 filed on May 11, 2009 (File No. 333.159124))
10.2

2006 Employee Stock Purchase Plan and forms of agreement thereunder, amended as of March 24, 2008 (incorporated by reference to Exhibit 10.5 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 filed with the SEC on August 11, 2008).

*23.1	Consent of SingerLewak LLP, Independent Registered Public Accounting Firm.
*23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1 to this Registration Statement).
*24.1	Power of Attorney (contained in signature page).

*      Filed herewith.